AGREEMENT


         THIS AGREEMENT is by and between, NAMCO CYBERTAINMENT, INC., ("NAMCO"), a Delaware Corporation, and Laser Storm, Inc., a Colorado Corporation ("LSI").

1.       Definitions.
         "Premises" means the entire entertainment and amusement area leased by NAMCO at the ----------------- located at ----------------, -------------------,
-----, ------.
         "Location" means the part of the Premises where the LSI lobby, counter, ready-rooms and arena are located.
         "Equipment" means all LSI system components, products and arena installed at the location in the Premises.
         "Gross Sales" all ticket sales originating from the location.
         "Adjusted Gross Sales" is Gross Sales less any and all sales, use or other taxes imposed by Federal, State and Local governments, or any subdivision thereof, and less 2% royalty for the Stargate theme. The royalty will be calculated on Gross Sales before any reduction.

2. Premises. The premises consists of --------- square feet of the Premises designated for the Laser Storm arena, --------- square feet designated for the lobby, counter and ready-rooms. The exact square footage may vary as agreed by the parties. Namco will be responsible for all rents to the owner of the property. LSI has no property interest in the subject property or the Premises nor responsibility for rents due to the owner of the property.

3. Build-out. LSI will be responsible for the demolition (if any), construction of demising walls, sales counter and basic finish treatments, including paint and carpet for the location. The cost of build-out will be initially borne by LSI. Upon completion of the build-out, NAMCO will reimburse LIS for the cost of the build-out up to $40,000.00. LSI will pay back to NAMCO, in full, without interest, the build-out allowance by the end of the first year of this Agreement (from the commencement date). Any rent received over the $50,000.00 minimum guarantee rent will be attributed to the pay off of the build-out debt. All fixtures installed as part of LSI's build-out of the premises, including but not limited to the sales counter, carpet, all components associated with the arena, all support structures for the arena, cash registers, office equipment, merchandise and vending machines, shall remain the property of LSI and may be removed by LSI at the termination of this Agreement for any extension thereof.

4.       Term.
a. The "Commencement Date" of the term of this Agreement shall be December 1, 1996, but in no event shall the Commencement Date be later than March 1, 1997.
b. The term of this Agreement shall be for a period of three (3) full years beginning with the Commencement Date and ending on the last day of the month following completio9n of the third year. So long as the adjusted gross sales are $300,000 or more for the third year, LSI has the option to renew this Agreement once for a three year extension pursuant to its terms. If however, adjusted gross sales is less than $300,000, then the option for three years can be exercised only by agreement of the parties.

5. Rent. As for the Location, LSI will pay to NAMCO 25% for the first $250,000 of Adjusted Gross Sales and 35% of Adjusted Gross Sales in excess of $250,000. This amount has no upward limit, but LIS will pay a minimum of $50,000.00 in rent for each of the first three years of this Agreement. In the first year of the agreement, any rent paid over the $50,000.00 minimum will be credited against the build-out allowance owed to NAMCO, as provided for in this Agreement. For example, of the cost of building out the space is $37,000 and LSI pays $70,000 in rent, pursuant to this paragraph, then LSI will owe NAMCO at the end of the first year $17,000.00 to pay in-full the build-out allowance. Payments will be by the 15th of each month, the amount based on the previous months Adjusted Gross Sales.

6. Advertising Budget. Advertising after the first twelve (12) months from the commencement date, LSI will rebate to NAMCO 25% of any funds not expended under the advertising and marketing line item budget projection of ten (10)% of gross sales.

7.       Reporting of Adjusted Gross Sales.
a. On or before the 15th day following the end of each month, LSI shall submit a written statement showing accurately and in detail the amount of the Adjusted Gross Sales during the preceding monthly period. b. LSI agrees to keep at LSI's principal office accurate and adequate books and records using generally accepted accounting principles to record and report Adjusted Gross sales of LSI.

8. Equipment. LSI will install a 48 player system and a Stargate themed arena.

9.       LSI Covenants and Agrees to:
a.       Operate the Premises as a themed interactive laser tag game
b. Operate the Premises during the normal business hours as determined by NAMCO.
c. Be solely responsible for the operation of the Location and Equipment; shall provide management and other personnel at its sole cost and expense; keep the Equipment and location in good condition and good working order. c. Promptly pay all personal property taxes and similar assessments attributable thereto; all sales, gross receipts, or other taxes assessed on the Adjusted Gross Sales; and necessary licenses and fees to operate the Location and/or Equipment. LSI agrees to hold NAMCO harmless from any loss, damage, cost or expense for failure to pay such taxes and other expenses. e. Obtain and keep in full force during the term a broad form of comprehensive general liability insurance with respect to the operation of the location and Equipment thereon. The coverages shall include activities and operation conducted by the LSI and any other person performing work on behalf of LSI. The minimum limits of liabi8lity shall not be less than One Million Dollars ($1,000,000) for each occurrence of bodily injury and property damage or such higher limits as may be reasonably necessary. In addition, LSI shall maintain worker's compensation insurance for all of LSI's employees working on the location in amounts sufficient to comply with applicable laws and regulation. To the extent LSI is to provide insurance, NAMCO shall be named as an additional insured.



10.      NAMCO Covenants and Agrees to:

a. Continue to operate the Premises and provide entertainment facilities to the public as long as NAMCO holds a lease on the Premises.
b. Pay all property taxes and similar assessments on the Premises and shall indemnify and hold LSI harmless from any loss, damage, cost or expense for failure to pay such taxes and other assessments.
c. Provide, at its sole cost and expense, heating and air conditioning, electricity, water and utilities necessary to operate Premises, and sprinkler system as required by law or ordinance.
d. Provide floor plans of the Premises and Location. From this floor plan LSI will prepare a construction plan and build the Location.

11. Indemnification. LSI shall indemnify and hold NAMCO harmless for all losses, claims, demands, damages, liability or expenses resulting from any injury or death of any person or any loss or damage to any property caused by or resulting from any acts or omissions of any officer, employee, agent, contractor, licensee, guest, invitee, or visitor of LSI in or about the Location. NAMCO shall indemnify and hold LSI harmless from all losses, claims, demands, damages, liability or expenses resulting from any injury or death of any person or any loss or damage or any property caused by or resulting from any acts or omissions of any officer, employee, agent, contractor, licensee, guest, invitee, or visitor of Namco in or about the Premises.

12.      Damages.
a. In the event that the location is partially damaged during the Term by fire or other casualty, then NAMCO shall proceed to repair such damages and restore the facility to substantially the same condition at the time of such damage. If the Location is closed, then the monies due as shall be abated, pro-rata, from the date of the damage until the facility has been restore. If the Location is open, then the monies due as rent as shall be reduced proportionately to the loss of the average daily adjusted gross sales for that year of the agreement, the deadline for such repayment will be extended by the number of days the location is damaged regardless of whether or not the location is closed or remains open. b. In the event that the Location is substantially damaged or destroyed by fire or other casualty, then all rents and build-out allowance (if in the first year) will be abated and LIS shall not open for business. The Agreement shall stay in full force and effect and LSI shall re-open for business when the facility has been restore or rebuilt. NAMCO may elect not to rebuild or restore the facility and terminate this Agreement by giving notice to LSI within a reasonable time.

13. Failure, Stoppage or Interruption of Service. Any failure by NAMCO, for any reason whatsoever, to open, or keep open, the Location for business, or provide the utilities and services as stated herein, shall be deemed a default of this

Agreement and all monies due shall be abated until the Premises/Location re-opens for business or said services have been restored.

14. Default. Any one of the following shall be deemed to be an "Event of Default"" a. Failure on the part of LSI to make payment of any monetary amount due under this Agreement within (10) days after NAMCO has sent to LIS notice of such default. b. Failure on the part of LSI to open for business, except as a result of unavoidable casualty; failure to perform any other covenants or agreements under this Agreement; or abandonment of the location. NAMCO shall give LSI written notice of such breach of this Agreement and LSI shall have ten
(30) days to cure any such breach, which, if not cured, shall be deemed a default by LSI. c. Failure on the part of NAMCO to open the Premises for business or provide to LSI utilities and services as specified in Section 9 except as the result of unavoidable casualty; or failure to perform any other covenants or agreements under this Agreement. LSI shall give NAMCO written notice of such breach of this Agreement and NAMCO shall have ten (30) days to cure any such breach, which if not cured, shall be deemed a default by NAMCO. d. Should any Event of Default by NAMCO occur, then LSI, in addition to any remedies under applicable statues or law, shall have the right to terminate this Agreement by giving 30 days written notice to NAMCO and shall remove its Equipment, fixtures and personal property and immediately vacate the Location.

15. Assignment. LSI shall have the right to assign or transfer this Agreement upon the consent of NAMCO, which shall not be unreasonably withheld, in relation to LSI's merger or consolidation with a Parent, subsidiary or affiliated corporation. Any such assignment or transfer shall not relieve LSI as primary obligor from its obligations hereunder.

16.      Miscellaneous.
a. The parties shall not violate any laws, ordinance, notices, orders, rules, regulations or requirements promulgated by any governmental authority in its use of the Location. b. NAMCO and LSI shall cooperate in their respected operations to maximize and insure the operations of the other. Without limitation, such cooperation shall include joint personnel training sessions, joint operational meetings, joint advertising, and cross-use of NAMCO and LSI facilities. c. LSI shall participate with NAMCO in promotional activities, group sales, birthday parties and other events to customers, providing free coupons or discounted tokens.

Notice.
Whenever by the terms of this Agreement notice, demand or other communication shall or may be given either to NAMCO or to LSI, the same shall be in writing and shall be sent by registered or certified mail, or shall be delivered by private express carrier. All such notices shall be effective upon delivery, attempted delivery or refusal, whichever shall first occur at the address to which the same were sent. The terms of this agreement will be subordinate to the existing ANMCO lease in this location.

LASER STORM, INC.,                             NAMCO CYBERTAINMENT, INC.,
a Colorado Corporation                         a Delaware Corporation


By:                                            By:
   ------------------------                       ---------------------------
Its:                                           Its:
   ------------------------                        --------------------------
Date:                                          Date:

                                    AMENDMENT

This agreement hereby amends the previously executed Letter of Understanding dated May 31, 1996 and six subsequent location Agreements dated October 21, 1996, together known as "Agreements", by and between Laser Storm, Inc. ("LSI") and Namco Cybertainment, Inc. ("NAMCO").

1.  Definitions.
                    "Premises" shall be amended by the attachment made hereto. This attachment amends the pending Agreements dated October 21, 1996 as referenced above.

4.  Term.
         Commencement Date.  Commencement date  is hereby  amended  to  no later than August 1, 1997 unless otherwise agreed by both parties.

8. Equipment. LSI will install its laser tag game equipment as is appropriate for the size of each location's allocated space. LSI will provide no less than one (1) player unit per 100 square feet of arena playing area. LSI will provide an appropriate theme for each location and will be at LSI's sole discretion.


This Amendment, where amended, supersedes all previously executed Agreements as indicated above. All other portions of the Agreements remain unchanged unless further agreed to in writing by both LSI and NAMCO.


Accepted:

Laser Storm, Inc.,                                   Namco Cybertainment, Inc.,
A Colorado Corporation                               a Delaware Corporation


By:                                                  By:
   -----------------------                              ------------------------

Its:                                                 Its:
    ----------------------                               -----------------------

Date:                                                Date:
    ----------------------                               -----------------------